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                                                                    EXHIBIT 23.3


Independent Auditors' Consent



We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-62947 of OpTel, Inc. on Form S-4 of our report dated October 14, 1997, on the financial statements of OpTel, Inc., and of our report dated May 15, 1998 on the financial statements of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. as of and for the year ended December 31, 1997, each appearing in the Prospectus, which is part of this Registration Statement and of our report dated October 14, 1997 relating to the financial statement schedules appearing elsewhere in this Registration Statement


We also consent to the reference to us under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Dallas, Texas
October 7, 1998